                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                              ---------------------


                                  SCHEDULE 13 G

                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No. _________)

                            PIONEER BANCSHARES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72356P103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

-----------------------------------------------                  -----------------------------------------
CUSIP NO. 72356P103                                   13G        PAGE 1 OF 1 PAGES
-----------------------------------------------                  -----------------------------------------
----------------------------------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           PIONEER BANK
           62-0300390
----------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                         (b)  / /

----------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

----------------------------------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee
----------------------------------------------------------------------------------------------------------
                       5.     SOLE VOTING POWER
                              405,220
     NUMBER OF         -----------------------------------------------------------------------------------
      SHARES           6.     SHARED VOTING POWER
   BENEFICIALLY               266,204
     OWNED BY          -----------------------------------------------------------------------------------
       EACH            7.     SOLE DISPOSITIVE POWER
     REPORTING                405,220
      PERSON           -----------------------------------------------------------------------------------
       WITH            8.     SHARED DISPOSITIVE POWER
                              266,204
----------------------------------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           671,424
----------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES

----------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           17.85%
----------------------------------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON

           BK

----------------------------------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                           Pioneer BancShares, Inc.
                  -------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           801 Broad Street, Chattanooga, Tennessee 37402
                  -------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON FILING:

                           Pioneer Bank
                  -------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           801 Broad Street, Chattanooga, Tennessee 37402
                  -------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                           Not Applicable
                  -------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, $.01 par value
                  -------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                           72356P103
                  -------------------------------------------------------------

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or dealer registered under Section 15 of the Exchange
             Act.
         (b) /X/ Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) / / Investment company registered under Section 8 of the Investment Company Act.
         (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
             (E);
         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
         (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         / /

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                           See cover page, item 9
                  -------------------------------------------------------------

         (b)      Percent of class:

                           See cover page, item 11
                  -------------------------------------------------------------

         (c)      Number of shares as to which such person has:
         (i)      Sole power to vote or to direct the vote See cover page,
                  item 5
         (ii)     Shared power to vote or to direct the vote See cover page, item 6
         (iii) Sole power to dispose or to direct the disposition of See cover page, item 7
         (iv) Shared power to dispose or to direct the disposition of See cover page, item 8

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  The securities are held by the Trust Department of Pioneer Bank, on behalf of trust and fiduciary customers, certain of whom may have the right to direct dividends from, or the proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10. CERTIFICATIONS.

         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          August 26, 1998
                                                     --------------------------
                                                               (Date)

                                                     PIONEER BANK

                                                     By:  /s/ Ralph M. West
                                                        -----------------------
                                                        Name: Ralph M. West
                                                        Title: Executive Vice
                                                               President